EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN CLARIFIES EX-DIVIDEND DATE FOR PREVIOUSLY ANNOUNCED
SPECIAL CASH DISTRIBUTION

Chapel Hill, N.C., December 5, 2013 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced that the ex-dividend date for POZEN’s previously announced $1.75 special cash distribution is December 31, 2013.  On November 21, 2013 POZEN announced that its Board of Directors had declared a special cash distribution of $1.75 per share payable to stockholders of record holding outstanding shares of POZEN’s common stock as of the close of business on December 11, 2013, with an expected payment date of December 30, 2013.  Because the special cash distribution exceeded 25% of the value of POZEN’s common stock at the time of declaration, in accordance with Financial Industry Regulatory Authority Rule 11140, NASDAQ has determined that the ex-dividend date for this special cash distribution will be December 31, 2013, the first business day following the payable date.  As a result, shares of POZEN’s common stock issued and outstanding on December 11, 2013 shall continue to trade with the right to receive the special cash distribution through the expected payment date of December 30, 2013.  Please consult with your broker, legal or financial advisors as to any questions concerning the impact of the December 31, 2013 ex-dividend date.

About POZEN

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years. Funded by these milestones/royalty streams, POZEN has created a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunities for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN has created a portfolio of investigational integrated aspirin therapies - the PA product platform. The products in the PA portfolio are being developed with the goal of significantly reducing GI ulcers and other GI complications compared to taking enteric-coated or plain aspirin alone.

The first candidates are PA32540, containing 325 mg of aspirin, and PA8140, containing 81 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around a pH-sensitive coating of an aspirin core. This novel, patented product is intended for oral administration once a day and an indication is being sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.

Proposed PA8140/PA32540 Indications and Usage (Pending FDA Review and Approval)

PA8140/PA32540 Tablets contain 81 mg or 325 mg delayed release aspirin and 40 mg immediate-release omeprazole and are indicated for patients who require aspirin (1) to reduce the combined risk of death and nonfatal stroke in patients who have had ischemic stroke or transient ischemia of the brain due to fibrin platelet emboli, (2) to reduce the combined risk of death and nonfatal MI in patients with a previous MI or unstable angina pectoris, (3) to reduce the combined risk of MI and sudden death in patients with chronic stable angina pectoris, (4) in patients who have undergone revascularization procedures (CABG, PTCA) when there is a pre-existing condition for which aspirin is already indicated, and to decrease the risk of developing gastric ulcers in patients at risk for developing aspirin-associated gastric ulcers.

Controlled studies with PA8140/PA32540 Tablets do not extend beyond 6 months.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results, our ability to return value to our stockholders, including any cash distributions, and our future prospects could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to further license our PA product candidates on terms and timing acceptable to us, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates for all expected indications, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca and Horizon Pharma for the sales and marketing of VIMOVO®, our dependence on Sanofi US for the sales and marketing of PA8140/PA32540 in the United States, if approved, and our dependence on Patheon for the manufacture of PA8140/PA32540; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2013. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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